Exhibit 99.1

uniQure Announces Closing of its Public Offering

Lexington, MA and Amsterdam, the Netherlands, October 27, 2017 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe unmet medical needs, such as hemophilia B, Huntington’s disease and congestive heart failure, today announced the closing of its underwritten public offering of 5,000,000 of its ordinary shares at a public offering price of $18.25 per share. The gross proceeds to uniQure from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by uniQure, were approximately $91,250,000. All ordinary shares sold in the offering were sold by uniQure. In addition, uniQure has granted to the underwriters a 30-day option to purchase up to 750,000 additional ordinary shares at the public offering price, less underwriting discounts and commissions.

Leerink Partners and Evercore ISI acted as the joint book-running managers for the offering. Chardan acted as lead manager and H.C. Wainwright & Co. acted as co-manager for the offering.

The securities described above were offered by uniQure pursuant to its shelf registration statement on Form S-3 (File No. 333-216701) filed with the Securities Exchange Commission (the “SEC”) on March 15, 2017, as amended on May 15, 2017 and declared effective by the SEC on May 26, 2017. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website, located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 ext. 6132 or by email at Syndicate@Leerink.com; and Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About uniQure

uniQure is delivering on the promise of gene therapy - single treatments with potentially curative results. We are leveraging our modular and validated gene therapy technology platform to advance a pipeline of proprietary and partnered gene therapies to treat patients with hemophilia, Huntington’s disease and cardiovascular diseases.

uniQure Contacts

For Investors:		For Media:

Maria Cantor	Eva M. Mulder	Tom Malone
Direct : +339-970-7536	Direct: +31 20 240 6103	Direct: 339-970-7758
Mobile: 617-680-9452	Mobile: +31 6 52 33 15 70	Mobile: 339-223-8541
m.cantor@uniQure.com	e.mulder@uniQure.com	t.malone@uniqure.com